Exhibit 99.2

News Announcement

CONTACT:
William J. Clifford	Joseph N. Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

PENN NATIONAL GAMING AND ARGOSY GAMING COMPANY RECEIVE REQUEST FOR ADDITIONAL INFORMATION FROM THE FEDERAL TRADE COMMISSION

Wyomissing, Penn., (February 7, 2005) — Penn National Gaming, Inc. (PENN:Nasdaq) and Argosy Gaming Company (AGY:NYSE) today announced that, as expected, they have received a request from the Federal Trade Commission (FTC) for more information relating to the previously announced merger of Penn National and Argosy.

The companies intend to respond promptly to the information request.  This “second request” extends the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 during which the FTC reviews the transaction.

The transaction remains subject to approval by each company’s respective state regulatory bodies, and to certain other necessary regulatory approvals and other customary closing conditions contained in the merger agreement.  Penn National Gaming continues to expect its pending acquisition of Argosy Gaming Company to close in the second half of 2005.

About Penn National Gaming

Penn National Gaming owns and operates casino and horse racing facilities with a focus on slot machine entertainment.  The Company presently operates eleven facilities in nine jurisdictions including West Virginia, Illinois, Louisiana, Mississippi, Pennsylvania, New Jersey, Colorado, Maine and Ontario.  In aggregate, Penn National’s facilities feature over 13,000 slot machines, 260 table games, 1,286 hotel rooms and 417,000 square feet of gaming floor space.

The company is currently in the process of completing the disposition of the Shreveport, Louisiana Hollywood Casino.  In November 2004, Penn National Gaming agreed to acquire all of the outstanding shares of Argosy Gaming Company, which it expects to complete in the second half of 2005.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from the Company’s expectations.  In particular, consummation of Penn National’s acquisition of Argosy Gaming is subject to several conditions including the approval of various governmental entities, including certain gaming regulatory authorities to which the Companies are subject.  Furthermore, the Company does not intend to update publicly any forward-looking statements except as required by law.  The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

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